 ALLSTATE LIFE INSURANCE COMPANY
LAW AND REGULATION DEPARTMENT
3100 Sanders Road, J5B
Northbrook, IL 60062

Allen Reed
Direct Dial 847 402-5745
Attorney

March 15, 2012

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Acceleration Request -
Form S-1 Post-Effective Amendment No. 1 to Registration Statement
File No. 333- 178570

Registrant: Allstate Life Insurance Company
Principal Underwriter: Allstate Distributors, LLC

Members of the Commission:

Pursuant to the Securities Act of 1933, acceleration of the above-referenced Form S-3 Post-Effective Amendment No. 1 to Registration Statement is hereby requested to March 16, 2012.

Please direct any questions or comments to Allen R. Reed at 847-402-7085.

Thank you for your consideration.

Very truly yours,

ALLSTATE LIFE INSURANCE COMPANY
/s/ Allen R. Reed
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Allen R. Reed
Senior Attorney

Allstate Distributors, LLC
/s/ Allen R. Reed
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Allen R. Reed
Secretary & General Counsel